Exhibit 99.1

Contacts:	Steve Gaut
404-828-8787
sgaut@ups.com

GEORGE WILLIS NAMED UPS PRESIDENT OF U.S. OPERATIONS, MYRON GRAY TO RETIRE

ATLANTA, April 16, 2018 - UPS (NYSE: UPS) today appointed George Willis to the position of president of U.S. Operations, effective May 1. Willis, a 30 year veteran of UPS operations, will report to Jim Barber, UPS chief operating officer. Willis will join UPS’s Management Committee, the most senior leadership group in the company. Willis succeeds Myron Gray who has chosen to retire after a distinguished 40-year career at the company.

“We are pleased to appoint George Willis to lead U.S. Operations. His deep operating experience will be invaluable as he leads a substantial part of the company, which is undergoing one of the most extensive network expansions ever undertaken,” said David Abney, UPS chief executive officer. “George has demonstrated exceptional leadership throughout his UPS career, and I am confident he possesses the talent and experience to help UPS’s U.S. business take full advantage of the growth and opportunity before us.”

Willis assumes responsibility for all U.S. Operations where UPS delivers more than 16 million packages daily. He currently serves as the West Region president and has responsibility for all package delivery operations in 25 central and western states in the United States.

Before serving as West Region president, Willis served as U.K., Ireland and Nordics district manager. In this role, he was responsible for operations, business development and strategy, while overseeing roughly 9,500 employees in this growing area of UPS international operations. In previous assignments, Willis gained valuable experience leading business units in North and South Carolina, Southern California, and as vice president of UPS’s retail unit - The UPS Store.

Willis began his UPS career in 1984, like many UPSers as a part-time package handler in the Georgia District. He held a variety of part-time supervisor operations positions while attending Morehouse College. Willis received his bachelor’s degree from Trinity College.

Willis is replacing Myron Gray who has served as president of U.S. operations with responsibility for all package delivery and logistics services since 2009.

“Myron has earned universal respect for his broad expertise and capacity to lead by setting a personal example for those he works with inside the company and in his service to the community,” said Abney. “He has made an enduring impact on UPS by leading transformative changes in our U.S. network with professionalism, disciplined execution and great empathy, reflecting his strong commitment to UPS’s culture.”

Exhibit 99.1

In 2010, Gray led a strategic realignment of the company's U.S. small package business, expanding the scope and breadth of leadership responsibilities throughout the company’s operations. He also championed significant investment programs to expand the company's logistics services, upgrade the use of technology in UPS’s facility operations and improve the delivery fleet's fuel efficiency, thereby reducing its environmental impact. Throughout his career and especially as one of UPS’s senior-most leaders, Myron has also been a champion of diversity and inclusion across the organization.

Gray’s commitment to community service has been evident throughout his career. Today he serves on the National Board of Governors and as a Southeast Region Trustee for the Boys & Girls Clubs of America. He has also served as Deputy Chairman of the Board at Federal Reserve Bank of Atlanta since January 2018. For the past 17 years, he has been an active in the National Urban League, where he is a board member. He is also a member of the Dillard University Board of Trustees.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, follow @UPS_News on Twitter.

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